                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            NEWPARK RESOURCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                    PRELIMINARY PROXY MATERIALS

                          [NEWPARK LOGO APPEARS HERE]

                                                                  April 4, 1997

DEAR FELLOW STOCKHOLDER:

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Newpark Resources, Inc., which will be held on Wednesday, May 14, 1997, at 10:00 a.m., Central Daylight Time, at I Lakeway Center, 3900 North Causeway Blvd., Conference Room B, Metairie, Louisiana 70002. Both your Board of Directors and I hope you will be able to attend.

  There are two items on this year's agenda to which we direct your attention:
(1) election of seven directors to the Board; and (2) to consider and act upon a proposal to amend Newpark's Certificate of Incorporation to effect a two-for-one stock split and increase the number of authorized shares of Common Stock from 20,000,000 to 80,000,000. These items are described fully in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

  Whether or not you plan to attend the meeting, it is important that you study carefully the information provided in the Proxy Statement and vote. Please sign, date and mail the enclosed proxy card in the prepaid envelope so that your shares may be voted in accordance with your wishes.

                                       Sincerely,

                                       [SIGNATURE OF JAMES D. COLE APPEARS HERE]

                                       JAMES D. COLE
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                                                    PRELIMINARY PROXY MATERIALS

                            NEWPARK RESOURCES, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 14, 1997

TO THE STOCKHOLDERS OF NEWPARK RESOURCES, INC.

  The Annual Meeting of Stockholders of Newpark Resources, Inc., a Delaware corporation ("Newpark"), will be held on Wednesday, May 14, 1997, at 10:00 a.m., Central Daylight Time, at I Lakeway Center, 3900 North Causeway Blvd., Conference Room B, Metairie, Louisiana, for the following purposes:

    (1) To elect a Board of Directors;

    (2) To consider and act upon a proposal to amend Newpark's Certificate of Incorporation to effect a two-for-one stock split and increase the authorized number of shares of Common Stock from 20,000,000 to 80,000,000; and

    (3) To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on April 1, 1997, will be entitled to notice of and to vote at the meeting and any adjournments thereof.

  All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        NEWPARK RESOURCES, INC.

                                        [SIGNATURE OF EDAH KEATING APPEARS HERE]

                                        Edah Keating
                                        Secretary

Metairie, Louisiana
Dated: April 4, 1997

                                                    PRELIMINARY PROXY MATERIALS

                            NEWPARK RESOURCES, INC.
                     3850 NORTH CAUSEWAY BLVD., SUITE 1770
                           METAIRIE, LOUISIANA 70002

                                PROXY STATEMENT

                                 APRIL 4, 1997

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newpark Resources, Inc. ("Newpark"), for the Annual Meeting of Stockholders to be held on May 14, 1997, and any postponements or adjournments thereof. This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy were first mailed to stockholders on or about April 4, 1997.

  Any stockholder giving a proxy may revoke it before it is voted by notifying the Secretary of Newpark in writing before or at the meeting, by providing a proxy bearing a later date, or by attending the meeting and expressing a desire to vote in person. Subject to such revocation, all proxies will be voted as directed by the stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED "FOR" THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, "FOR" THE AMENDMENTS TO NEWPARK'S CERTIFICATE OF INCORPORATION TO EFFECT THE TWO-FOR-ONE STOCK SPLIT AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND, IN THE DISCRETION OF THE PERSONS ACTING AS PROXIES, UPON ANY OTHER MATTERS.

  Your cooperation in promptly returning the enclosed proxy will reduce Newpark's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

  Only stockholders of record at the close of business on April 1, 1997 are entitled to receive notice of and to vote at the meeting. On that date, Newpark had outstanding [15,153,189] shares of Common Stock, each of which is entitled to one vote upon each proposal presented at the meeting. The presence at the Annual Meeting, either in person or by Proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum for the transaction of business.

  A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the outstanding shares of Newpark's Common Stock is necessary to approve the amendments to Newpark's Certificate of Incorporation. Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal. Broker non-votes are not counted for purposes of determining whether a proposal has been approved by the requisite stockholder vote.

  If sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of any such adjournment.

  The cost of preparing, printing and mailing the Proxy Statement, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by Newpark. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of Newpark, but no additional compensation will be paid to such individuals on account of such activities. Newpark will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

                             ELECTION OF DIRECTORS

NOMINEES AND VOTING

  Seven directors are to be elected at the Annual Meeting. All directors hold office until the next Annual Meeting and until their respective successors are elected and qualified. Directors need not be stockholders. The Board of Directors has nominated for election as directors the seven persons named below, all of whom are incumbent directors. All of these nominees have indicated that they are able and willing to serve as directors.

  The Board of Directors recommends that the stockholders vote "FOR" the election of its nominees. Unless directed otherwise, the Board's proxies intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable to serve, the Board's proxies will vote instead for such other person or persons as the Board of Directors may recommend.

  The following table sets forth certain information as of April 1, 1997, with respect to the Board's nominees:

                                                                        DIRECTOR
      NAME OF NOMINEE                                               AGE  SINCE
      ---------------                                               --- --------
      Dibo Attar...................................................  57   1987
      William Thomas Ballantine....................................  52   1993
      James D. Cole................................................  56   1976
      William W. Goodson...........................................  82   1971
      David P. Hunt................................................  55   1995
      Alan J. Kaufman..............................................  59   1987
      James H. Stone...............................................  71   1987

BUSINESS EXPERIENCE OF DIRECTORS DURING THE PAST FIVE YEARS

  DIBO ATTAR is a business consultant to several domestic and international companies and has been a private investor for more than ten years. Mr. Attar also serves as Chairman of the Board of T.H. Lehman & Co., Inc., and a director of KTI, Inc.

  WILLIAM THOMAS BALLANTINE joined Newpark in December 1988, serving as Vice President of Operations, and was elected Executive Vice President in 1992. He was elected a Director of Newpark in October 1993.

  JAMES D. COLE joined Newpark in 1976, serving as Executive Vice President until May 1977, when he was elected President and Chief Executive Officer. Mr. Cole has served as a director since joining Newpark and was elected Chairman of the Board of Directors in April 1996.

  WILLIAM W. GOODSON, who retired in 1983, served as Chairman of the Board of Directors of a Newpark subsidiary from 1982 to 1987. For more than five years prior thereto, he was President and Chief Operating Officer of the Newpark subsidiary engaged in the oilfield and environmental construction business, and other Newpark subsidiaries.

  DAVID P. HUNT joined Newpark's Board of Directors in November 1995. Prior to joining Newpark and until his retirement in 1995, Mr. Hunt was employed by Consolidated Natural Gas Company for 32 years, having most recently served as President and Chief Executive Officer of New Orleans based CNG Producing Company, an oil and gas exploration and production company. Mr Hunt also currently serves as a senior consultant to McDermott International.

  ALAN J. KAUFMAN has been engaged in the private practice of medicine since 1969. Dr. Kaufman is a neurosurgeon. Dr. Kaufman also is a director of Tesoro Petroleum Corporation.

  JAMES H. STONE is Chairman of the Board and Chief Executive Officer of Stone Energy Corporation, which is engaged in oil and gas exploration. Mr. Stone also serves as a Director of Hibernia Corporation.

  No family relationships exist between any of the directors or officers of Newpark.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  Newpark maintains an Audit Committee, the current members of which are William W. Goodson, Alan J. Kaufman and James H. Stone. The Audit Committee met once during 1996.

  Newpark maintains a Compensation Committee whose current members are Dibo Attar, William W. Goodson, David P. Hunt, Alan J. Kaufman, and James H. Stone. The Compensation Committee administers Newpark's stock option plans and, since March 18, 1993, has been responsible for establishing and administering the compensation for the executive officers of Newpark. The Compensation Committee met twice during 1996.

  Newpark's Board of Directors held five meetings during 1996. Each director attended at least 75% of the meetings of the Board of Directors and of any committees on which he served.

COMPENSATION OF DIRECTORS

  In 1996, each Newpark director who was not otherwise employed full time by Newpark received an annual retainer of $5,000, paid quarterly, and $1,500 for each board meeting attended. No payments are made to directors for telephonic board meetings or for committee meetings. All directors were reimbursed for travel expenses incurred in attending meetings of the Board and committee meetings. The same compensation arrangements will apply in 1997.

  Pursuant to the provisions of the 1993 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan") each new non-employee director, on the date of his or her election to the Board of Directors (whether elected by the stockholders or the Board of Directors), automatically will be granted a stock option to purchase 15,750 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each time a non-employee director has served on the Board for a period of five consecutive years, such director automatically will be granted a stock option to purchase 10,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

                              EXECUTIVE OFFICERS

  The current executive officers of Newpark, their ages and positions are as follows:

                     NAME                     AGE            POSITION
                     ----                     ---            --------
 James D. Cole...............................  56 Chairman of the Board,
                                                   President and Chief
                                                   Executive Officer
 William Thomas Ballantine...................  52 Executive Vice President
 Matthew W. Hardey...........................  44 Vice President of Finance and
                                                   Chief Financial Officer

  For a description of the business experience of Messrs. Ballantine and Cole during the past five years, see "ELECTION OF DIRECTORS--Business Experience of Directors During the Past Five Years", above.

  MATTHEW W. HARDEY joined Newpark in May 1988 as Treasurer and Assistant Secretary and was elected Vice President of Finance and Chief Financial Officer in April 1991. From 1985 until joining Newpark, Mr. Hardey was employed in the commercial banking business.

                           OWNERSHIP OF COMMON STOCK

  The following table sets forth information with respect to the beneficial ownership of Newpark's outstanding Common Stock as of April 1, 1997, by (i) each person who is known by Newpark to be the beneficial owner of more than five percent (5%) of Newpark's outstanding Common Stock (based on Schedules 13G filed with the Securities and Exchange Commission), (ii) each director of Newpark, (iii) the executive officers of Newpark named in the Summary Compensation Table on page 5 and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such person, except to the extent that authority is shared by spouses under applicable law.

                                                              SHARES
                                                       BENEFICIALLY OWNED(1)
                                                       ------------------------
         NAME AND ADDRESS OF BENEFICIAL OWNER            NUMBER      PERCENT
         ------------------------------------          ------------ -----------
Denver Investment Advisors LLC (2)
 1225 17th Street, 26th Floor
 Denver, Colorado 80202...............................      788,100       5.20%
James D. Cole(3)......................................      301,656       1.99%
James H. Stone(4).....................................      250,550       1.65%
Alan Kaufman(5).......................................      123,848          *
Matthew W. Hardey.....................................       40,164          *
Dibo Attar(6).........................................       23,750          *
Wm. Thomas Ballantine.................................       37,366          *
William W. Goodson....................................        7,250          *
David P. Hunt.........................................        6,200          *
All directors and executive officers as a group (8
 persons).............................................      790,784       5.16%

--------
*  Indicates ownership of less than one percent.
(1) Includes shares which may be purchased upon the exercise of options which are exercisable as of April 1, 1997, or become exercisable within 60 days thereafter, for the following: Mr. Cole--35,000 shares; Mr. Stone--22,750 shares; Dr. Kaufman--22,750 shares; Mr. Hardey--27,266 shares; Mr. Attar-- 22,750 shares; Mr. Ballantine--37,366 shares; Mr. Goodson--7,000 shares; Mr. Hunt--3,150 shares; and all directors and executive officers as a group--178,032 shares.
(2) Sole dispositive power with respect to 788,100 shares, and sole voting power with respect to 520,400 shares.
(3) Includes 70,084 shares held by four separate Trusts of which Mr. Cole is a Trustee and of which the beneficiaries are children of Mr. Cole. Mr. Cole disclaims ownership of the 70,084 shares held by the four Trusts.
(4) Includes 1,050 shares held in a trust of which the beneficiaries are children of Mr. Stone, and Mr. Stone disclaims beneficial ownership of these shares. Also includes 1,000 shares held in a family trust of which Mr. Stone is a beneficiary.
(5) Includes (i) 16,649 shares held in an IRA account for the benefit of Dr. Kaufman; (ii) 5,250 shares held in a Trust of which the beneficiaries are children of Dr. Kaufman; and (iii) 3,150 shares held by his spouse. Dr. Kaufman disclaims beneficial ownership of such shares.
(6) Includes 1,050 shares held by a fund over which Mr. Attar has investment power.

                            EXECUTIVE COMPENSATION

  The following table summarizes all compensation paid to Newpark's President and Chief Executive Officer, Newpark's Executive Vice President and Newpark's Vice President of Finance and Chief Financial Officer (the only executive officers of Newpark who earned in excess of $100,000 in salary and bonus in
1996) for services rendered in all capacities to Newpark for the years ended December 31, 1996, 1995 and 1994.

SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                  COMPENSATION
                                                 ---------------
                           ANNUAL COMPENSATION       AWARDS
                          ---------------------- ---------------
                                                   SECURITIES
   NAME AND PRINCIPAL                              UNDERLYING       ALL OTHER
        POSITION          YEAR  SALARY   BONUS   OPTIONS/SARS(1) COMPENSATION(2)
   ------------------     ---- -------- -------- --------------- ---------------
James D. Cole...........  1996 $200,000 $220,000          --         $8,700
 President and Chief
 Executive Officer        1995  180,000  180,000     105,000          5,592
                          1994  180,000  180,000          --          2,208
Wm. Thomas Ballantine...  1996  185,000  100,000      40,000          6,645
 Executive Vice
 President                1995  176,200   52,500      21,000          5,687
                          1994  165,000   41,250      10,500          1,860
Matthew W. Hardey.......  1996  112,000   55,000      30,000          4,014
 Vice President of
 Finance and              1995  106,200   31,500      18,900          3,545
 Chief Financial Officer  1994   95,000   23,750      10,500            856

--------
(1) Number of shares of Common Stock underlying options granted (i) under the 1995 Incentive Stock Option Plan (the "1995 Plan") and (ii) under the Newpark Resources, Inc. Amended and Restated 1988 Incentive Stock Option Plan (the "1988 Plan") as follows: Mr. Ballantine--35,000 shares under the 1995 Plan and 5,000 shares under the 1988 Plan; and Mr. Hardey--25,000 shares under the 1995 Plan and 5,000 shares under the 1988 Plan. No SARs may be granted under the 1995 Plan or the 1988 Plan.
(2) Includes contributions by Newpark to a defined contribution 401(k) Plan for Messrs. Cole, Ballantine and Hardey of $3,750, $3,736 and $3,430, respectively, for 1996, $2,520, $2,615 and $1,901, respectively, for 1995, and $768, $990 and $570, respectively, for 1994. Additional amounts indicated represent excess group term life insurance premiums paid by Newpark for the benefit of each of the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information at December 31, 1996 and for the year then ended with respect to stock options granted to the individuals named in the Summary Compensation Table above. No options have been granted at an option price below the fair market value of the Common Stock on the date of grant.

                                                                            POTENTIAL
                                                                        REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL
                                                                          RATE OF STOCK
                         NUMBER OF   PERCENTAGE OF                            PRICE
                         SECURITIES  TOTAL OPTIONS                      APPRECIATION FOR
                         UNDERLYING   GRANTED TO   EXERCISE              OPTION TERM (4)
                          OPTIONS    EMPLOYEES IN  PRICE PER EXPIRATION -----------------
          NAME            GRANTED        1996      SHARE(3)     DATE       5%      10%
          ----           ----------  ------------- --------- ---------- -------- --------
James D. Cole...........       --           --          --          --        --       --
W. Thomas Ballantine....    5,000(1)      1.58%     $24.50    03/01/03  $ 41,650 $ 94,500
                           35,000(2)     11.08%     $33.25    11/19/03   395,850  897,904
Matthew W. Hardey.......    5,000(1)      1.58%     $24.50    03/01/03    41,650   94,500
                           25,000(2)      7.91%     $33.25    11/19/03   282,750  641,250

--------
(1) The options were granted on March 1, 1996 under the 1988 Plan and first become exercisable on March 1, 1997, vesting at the rate of one-third per year over the three years following the date of grant.

(2) The options were granted on November 19, 1996 under the 1995 Plan and first become exercisable November 19, 1997, vesting at the rate of one-third per year over the three years following the date of grant.
(3) At the discretion of the Compensation Committee, the exercise price may be paid by delivery of already-owned shares of Common Stock valued at the fair market value on the date of exercise, and the tax withholding obligations related to the exercise of the stock options, if any, may be satisfied by offset of the underlying shares, subject to certain conditions. The Compensation Committee retains the discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(4) The potential realizable values shown under these columns represent the future value of the options (net of exercise price) assuming the market price of the Common Stock appreciates annually by 5% and 10%, respectively. The 5% and 10% rates of appreciation are prescribed by the Securities and Exchange Commission (the "Commission") and are not intended to forecast possible future appreciation of Newpark's Common Stock.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUE

  The following table sets forth information with respect to the named executive officers with respect to the exercise of stock options during 1996 and the unexercised stock options held by them as of December 31, 1996.

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                      OPTIONS HELD AT        IN-THE-MONEY OPTIONS
                           SHARES                    DECEMBER 31, 1996      AT DECEMBER 31, 1996(1)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
James D. Cole...........       --           --     35,000       70,000      $770,350    $1,540,700
Wm. Thomas Ballantine...       --           --     28,700       57,500        766,49      3601,455
Matthew W. Hardey.......   15,000     $392,010     19,300       46,100       487,509       529,633

--------
(1) Based on the closing price on the New York Stock Exchange of Newpark's Common Stock on that date ($37.25), minus the exercise price.

EMPLOYMENT AGREEMENT

  James D. Cole serves as Chairman of the Board, President and Chief Executive Officer of Newpark pursuant to an employment agreement that automatically renews for successive one-year periods unless terminated by either party. Mr. Cole receives an annual base salary of $200,000 and is entitled to an annual bonus equal to 5% of Newpark's pre-tax profit (as defined in the employment agreement), subject to a maximum of such year's base salary. Effective January 1, 1997, Mr. Cole's salary was increased to $220,000 per annum by the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Compensation Committee"), which consists of Messrs. Attar, Goodson, Hunt, Kaufman and Stone, each of whom is a non-employee director, sets Newpark's compensation policies applicable to executive officers, determines the compensation of the executive officers, subject to review by the Board of Directors, and administers Newpark's stock option plans. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

 Chief Executive Officer Compensation

  Mr. Cole's compensation for 1996 was based on his rights under his employment agreement with Newpark (the "Employment Agreement"). The Employment Agreement was entered into in 1990 and provided for an initial term which expired on January 1, 1993. Thereafter, the Employment Agreement automatically renews for successive one-year periods unless terminated by either party. Mr. Cole received a base salary of $200,000 in 1996 under the Employment Agreement.

  In keeping with Newpark's objective of rewarding executive officers based on corporate performance, the Employment Agreement also provides for a bonus equal to 5% of Newpark's pre-tax profit, subject to a maximum bonus equal to the amount of Mr. Cole's base salary. By excluding from the calculation of pre-tax profit any capital gains and focusing instead on income from operations, the Employment Agreement attempts to focus on the long-term prospects of Newpark. The maximum bonus Mr. Cole would have been permitted to receive under the Employment Agreement for 1996 was $200,000. However, in view of Newpark's performance during 1996 and Mr. Cole's contribution to such performance, the Compensation Committee approved a $20,000 increase in the amount of bonus otherwise payable to Mr. Cole, for a total bonus of $220,000. The Compensation Committee also approved a $20,000 increase in Mr. Cole's base salary under the Employment Agreement effective January 1, 1997. Mr. Cole also participates in Newpark's defined contribution plan.

 Executive Officers Compensation

  In 1996, compensation paid to Newpark's executive officers other than Mr. Cole consisted of salary, cash bonuses, stock options and contributions to a defined contribution plan. The compensation of executive officers other than Mr. Cole is determined initially by Mr. Cole, subject to review and approval by the Compensation Committee. In determining salaries, Mr. Cole and the Compensation Committee considered available information about the pay scales of companies of similar size in the oilfield services industry. The Compensation Committee believes that the salaries of these executive officers are comparable to the salaries of executive officers with similar responsibilities at other oilfield services companies. Bonuses were determined by reference to profitability achieved by Newpark as a whole and the profitability of individual operating units.

  Newpark's incentive stock option program provides additional incentives to key employees to work to maximize stockholder value and provides a link between the interests of senior managers and stockholders. By utilizing vesting periods, the option program encourages key employees to remain in the employ of Newpark and provides a long-term perspective to the compensation available under the option program.

 Internal Revenue Code Amendments

  The Compensation Committee continues to consider the anticipated tax treatment to Newpark regarding the compensation and benefits paid to its Chief Executive Officer and the four other most highly compensated executive officers of Newpark in light of the 1993 addition to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The Compensation Committee will from time to time consider changes to Newpark's compensation structure, including further amendments to its equity-based incentive plans, necessary to preserve the deductibility of all compensation paid by Newpark which is subject to Section 162(m). While Newpark does not expect to pay its executive officers compensation in 1997 in excess of the Section 162(m) deductibility limit, the Board of Directors and the Compensation Committee retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility under Section 162(m).

  If the Board's nominees are elected at the Annual Meeting, the Board intends to appoint Dibo Attar, William W. Goodson, David P. Hunt, Alan J. Kaufman, and James H. Stone to serve on the Compensation Committee.

    DIBO ATTAR                            DAVID P. HUNT
    ALAN J. KAUFMAN                       JAMES H. STONE
    WILLIAM W. GOODSON

PERFORMANCE GRAPH

  Newpark's Common Stock traded on the Nasdaq National Market tier of The Nasdaq Stock Market through December 5, 1995, and Newpark used the Nasdaq Market Value Index as its broad equity market index in prior proxy statements. On December 6, 1995, Newpark's Common Stock commenced trading on the New York Stock

Exchange, and, according to the rules of the Commission, Newpark must now use a broad equity market index that includes companies whose equity securities also are listed on the New York Stock Exchange. The Commission also requires that, when a different index is selected, a comparison be made between the newly selected index and the index used in the preceding year.

  Accordingly, the following graph reflects a comparison of the cumulative total stockholder return of Newpark Common Stock from December 31, 1991 through December 31, 1996 with the New York Stock Exchange Market Value Index, Newpark's new broad equity market index, the Nasdaq Market Value Index, Newpark's old broad equity market index, and the Media General Oil and Gas Field Services Index. The graph assumes that the value of the investment in Newpark Common Stock and each index was $100 on December 31, 1991 and that all dividends, if any, were reinvested. The comparisons in this table are not intended to forecast or be indicative of possible future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          OF NEWPARK RESOURCES, INC., NEW YORK STOCK EXCHANGE MARKET
                    VALUE INDEX, NASDAQ MARKET VALUE INDEX
               AND MEDIA GENERAL OIL & GAS FIELD SERVICES INDEX

                                                     FISCAL YEAR ENDING
                       -------------------------------------------------------
                                       -
                       1991     1992     1993      1994       1995        1996
                       -----  -------  -------   -------    -------     ------
                                       -

Newpark Resources Inc.  100    145.16   116.13    309.68     307.57      504.88
Industry Index          100     99.65   116.32    103.98     153.69      227.84
NYSE Market Index       100    104.70   118.88    116.57     151.15      182.08
NASDAQ Market Index     100    100.98   121.13    127.17     164.96      204.98

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Goodson served on the Compensation Committee of Newpark during 1996. Mr. Goodson was formerly an officer of a Newpark subsidiary.

                      APPROVAL OF TWO-FOR-ONE STOCK SPLIT
                    AND INCREASE IN AUTHORIZED COMMON STOCK

INTRODUCTION

  On February 26, 1997, the Board of Directors (the "Board") unanimously adopted resolutions approving amendments to Newpark's Certificate of Incorporation for the following purposes:

    (a) to effect a two-for-one split of Newpark's issued and outstanding shares of Common Stock; and

    (b) to increase the aggregate number of shares of Common Stock that Newpark is authorized to issue from 20,000,000 to 80,000,000.

  The Board determined that these proposed amendments are advisable and in the best interest of Newpark and its stockholders, and directed that these amendments be considered at the Annual Meeting in order to obtain the requisite stockholder approval. The Board unanimously recommends a vote "FOR" the foregoing resolutions.

  The text of the proposed amendment to the Certificate of Incorporation (the "Amendment") is set forth in Exhibit A attached to this Proxy Statement. The following discussion is qualified in its entirety by reference to such exhibit.

THE STOCK SPLIT

 Purposes and Effects of the Stock Split

  The Board has proposed the Stock Split because the Board believes that the stock split would result in a decrease in the market price of the Common Stock to a level at which the Common Stock would be more readily tradeable and accessible to a broader base of investors, thereby obtaining wider distribution and improved marketability of the Common Stock. Stockholders should be aware, however, that brokerage charges and any applicable transfer taxes on sales and transfers of shares would be higher after the stock split on the same relative interest in Newpark, as that interest would be represented by a greater number of shares. Although the impact on the market price of shares of Common Stock cannot be predicted with certainty, it is likely that the stock split would initially result in the market price of each share of Common Stock being approximately one-half of the price previously prevailing and that the aggregate market price of all shares of Common Stock held by a particular stockholder should remain approximately the same.

  The Common Stock is traded on the New York Stock Exchange. On April 1, 1997, the reported closing price of the Common Stock on the New York Stock Exchange
was $      per share.

  Proportionate voting rights and other rights of stockholders will not be altered by the stock split. In addition, the number of shares of Common Stock subject to outstanding options granted pursuant to Newpark's employee and director stock option plans (collectively, the "Option Plans"), and the number of shares of Common Stock reserved for issuance under the Option Plans would be doubled, and the exercise price of outstanding options would be divided by two.

  The stock split would not change the stockholders' equity or interest in Newpark, and the book value of the number of shares of Common Stock outstanding immediately after the stock split would be equal to the book value of the number of shares of Common Stock outstanding immediately prior to the stock split. Because the $.01 par value of the Common Stock would not change as a result of the stock split, the capital in excess of par value of the Common Stock ($.01 for each issued share of Common Stock) will be transferred to the capital stock account for the Common Stock on Newpark's balance sheet. Thus, total stockholders' equity would remain unchanged.

  Following the effective date of the amendment to the Certificate of Incorporation (the "Effective Date"), the number of shares of Common Stock outstanding immediately prior to the stock split ([15,153,189] shares as of April 1, 1997) would be split into [30,306,378] shares, assuming no additional shares of Common Stock are issued by Newpark after the record date for the Annual Meeting. In addition, an aggregate of approximately [1,441,500] shares of Common Stock reserved for issuance as of April 1, 1997 pursuant to stock options issued and issuable under the Option Plans would be split into [2,883,000] shares reserved for issuance.

  Stockholders of record as of the close of business on the Effective Date would receive, as soon as practicable after the Effective Date, an additional stock certificate representing one share of Newpark's Common Stock for each share held immediately prior to the stock split. Stockholders would retain certificates issued prior to the Effective Date, and those certificates would continue to represent the number of shares of Common Stock evidenced thereby. CERTIFICATES SHOULD NOT BE RETURNED TO NEWPARK OR ITS TRANSFER AGENT.

 Tax Consequences of the Stock Split

  Newpark has been advised by tax counsel that under existing United States federal income tax laws, holders of Common Stock will not be required to recognize taxable gain or loss as a result of the stock split. The tax basis of each new share and each retained share of Common Stock would be equal to one-half of the tax basis of the corresponding share immediately preceding the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be the same as the holding period for the original shares of Common Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares, and stockholders subject to such laws are urged to consult their tax advisors.

INCREASE IN AUTHORIZED COMMON STOCK

 Purposes of Increase

  The Amendment would increase the number of shares of Common Stock that Newpark is authorized to issue from 20,000,000 to 80,000,000 shares. The proposed increase is necessary to permit the stock split and to ensure that Newpark continues to have additional shares available for future issuance from time to time as approved by the Board for any proper corporate purpose, including financings, corporate mergers, acquisitions of other businesses, further stock dividends or splits and issuances under stock option and other employee incentive programs. At present, Newpark has no plans, agreements or understandings for the issuance of additional shares of capital stock, other than pursuant to the stock split proposal and pursuant to outstanding options under the Option Plans. No further action or authorization by the stockholders would be necessary prior to the issuance of additional shares unless applicable laws or regulations require such approval.

 Effects of Increase

  Stockholders should note that certain disadvantages may result from the adoption of the Amendment. The Amendment will increase the total number of authorized shares of Common Stock by an amount substantially greater than that necessary to effect the stock split, and stockholders could therefore experience a significantly greater reduction in their interest in Newpark with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares are issued. If the Amendment is adopted, there will be approximately [46,811,000] shares of Common Stock remaining available for issuance by Newpark after the stock split and after taking into account the shares of Common Stock reserved for issuance under the Option Plans, as opposed to [3,405,000] shares that would remain available for issuance if the stock split and the increase contemplated by the Amendment were not adopted.

  The availability for issuance of additional shares of Newpark's Common Stock could also enable the Board to render more difficult or discourage an attempt to obtain control of Newpark. For example, the issuance of shares in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of Newpark. Newpark is not aware of any pending or threatened efforts to obtain control of the Newpark.

  The increase in the authorized number of shares of Common Stock also will increase the amount of minimum franchise taxes payable by Newpark, on an annual basis, to the State of Delaware, as, for the most part, the amount of franchise taxes is determined as a function of Newpark's authorized capital structure. Had the amendment been adopted prior to the beginning of fiscal 1996, the amount of franchise tax payable to the State of Delaware would have increased by approximately $90,000.

  Each additional share of Common Stock authorized by the Amendment would have the same rights and privileges as each share of Common Stock currently authorized or outstanding. The number of authorized shares of Preferred Stock would remain unchanged at 1,000,000 shares.

EFFECTIVE DATE OF THE AMENDMENT AND THE STOCK SPLIT

  If the Amendment is adopted by the required vote of stockholders, it will become effective when the Amendment is filed with the Secretary of State of the State of Delaware. Newpark currently anticipates that this filing will be made on May 30, 1997. Stockholders of record as of the close of business on the Effective Date would receive, as soon as practicable after the Effective Date, an additional stock certificate representing one share of Newpark's Common Stock for each share held immediately prior to the stock split.

  Because several months will have elapsed between the time the Board approved the Amendment and the date of the Annual Meeting, the Board may determine that proceeding with the stock split and the increase in the authorized number of shares of Common Stock would not be advisable under circumstances existing at the time. Such circumstances might include a major disruption or decline in the stock market generally or in the market value of Newpark's Common Stock. The Board does not presently anticipate that any such circumstances will arise, but believes it prudent to retain the flexibility to evaluate conditions at the time of the Annual Meeting. Accordingly, at any time prior to the Effective Date, notwithstanding authorization of the stock split and the increase in the authorized number of shares of Common Stock by the stockholders, Newpark may abandon the Amendment without further action by the stockholders.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by Newpark by December 9, 1997, to be considered by Newpark for inclusion in Newpark's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Corporate Secretary, Newpark Resources, Inc., 3850 North Causeway Blvd., Suite 1770, Metairie, Louisiana 70002.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires Newpark's officers and directors, and persons who own more than ten-percent of a registered class of Newpark's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish Newpark with copies of all Section 16(a) forms they file.

  Based solely on review of the copies of such forms furnished to Newpark, or written representation that no Forms 5 were required, Newpark believes that during the period from January 1, 1996 to December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

OTHER MATTERS

  Neither Newpark nor any of the persons named as proxies knows of matters other than those described above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

  Newpark's Annual Report on Form 10-K for the year ended December 31, 1996 accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

  WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

                                   EXHIBIT A

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

  The following are the resolutions of the Board of Directors amending the Certificate of Incorporation effecting a two-for-one stock split of Newpark's Common Stock and an increase in the authorized number of shares of Common Stock.

    RESOLVED, that Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be amended to read in its entirety as follows:

    "FOURTH. The corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of which this corporation shall have authority to issue is Eighty-One Million (81,000,000), of which One Million (1,000,000) shares shall be Preferred Stock and Eighty Million (80,000,000) shares shall be Common Stock. The Preferred Stock and the Common Stock shall each have a par value of $.01 per share.

    Upon Amendment of this paragraph, each issued share of the Common Stock of the corporation, including the shares of such Common Stock held by the corporation as treasury stock, if any, is hereby subdivided into two (2) shares of Common Stock, $.01 par value per share."

                            NEWPARK RESOURCES, INC.

            PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
               MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 1997

  The undersigned, revoking any previous proxies for such stock, hereby appoints James D. Cole an Edah Keating, and each of them, proxies of the undersigned with full power of substitution to each, to vote all shares of common stock of NEWPARK RESOURCES, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of NEWPARK RESOURCES, INC. to be held on May 14, 1997, and all postponements or adjournments thereof, with all the power the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting.

  Vote this proxy as follows:

1. Election of directors:

  [_] FOR For all nominees             [_] WITHHELD
      (except as marked                    vote for all nominees listed
      to the contrary below)


  NOMINEES: Dibo Attar, William Thomas Ballantine, James D. Cole, William W.
       Goodson, David P. Hunt, Alan J. Kaufman and James H. Stone

INSTRUCTION: TO WITHHOLD VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THROUGH THE
     NOMINEE'S NAME.

2. Proposal to amend Newpark's Certificate of Incorporation to effect a two-for-one stock split and increase the number of authorized shares of Common Stock from 20,000,000 to 80,000,000:

  [_] FOR [_] AGAINST [_] ABSTAIN


  THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, FOR THE PROPOSAL ADOPTING THE AMENDMENTS TO NEWPARK'S CERTIFICATE OF INCORPORATION AND OTHERWISE IN THE DISCRETION OF ANY OF THE PERSONS ACTING AS PROXIES.

IMPORTANT: PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE _______________ DATE_______ SIGNATURE _________________ DATE _______

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If stock is held jointly, each should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s). If this proxy is submitted to a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.